Exhibit 3.1
AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
SOUTHSIDE BANCSHARES, INC.

Pursuant to (i) Section 7.05 of the Amended and Restated Bylaws, dated February 20, 2018 (the “Bylaws”), of Southside Bancshares, Inc., a Texas corporation (the “Corporation”) and (ii) the Unanimous Written Consent adopted on November 8, 2024 by the Board of Directors of the Corporation (the “Consent”), the Bylaws are hereby amended as follows:

1.Executive Sessions. A new Section 3.08 of the Bylaws is hereby added, and the remainder of Article 3 is amended as follows:

3.08 Executive Sessions. Executive sessions, at which only independent directors are present, will be at least annually in conjunction with the annual meeting of the shareholders. At the annual meeting of the Board of Directors, the “independent directors” (as defined in the NYSE Listing Company Manual or other listing standards then-applicable to the Corporation) serving on the Board shall elect a lead independent director (the “Lead Director”) for a term of one year, with the powers and duties described below; provided, however, that if the Chairman is an independent director, then no Lead Director shall be elected and the Chairman, so long as he or she remains an independent director, shall assume the powers and responsibilities of the Lead Director. The Lead Director shall serve in that capacity for one year or until his or her successor shall have been duly selected in accordance with the foregoing.

The Lead Director shall have the power and responsibility to: (i) in consultation with the Chairman, approve the annual schedule of meetings of the Board of Directors, set the agenda of such meetings and approve the materials to be provided to each director prior to such meetings; (ii) set the schedule for and the agenda of all executive sessions of the independent directors, of which the Lead Director shall serve as chairman, approve and distribute the materials, if any, to be provided to each independent director prior to such executive sessions, and generally coordinate the activities of the independent directors, including consulting with such independent directors regarding matters to be addressed at meetings of the Board of Directors or at executive sessions; (iii) act as a liaison between the Chairman and the members of the Board of Directors who are independent directors as well as between management of the Corporation and the other members of the Board of Directors; (iv) in coordination with the Compensation Committee, undertake a performance evaluation of the Chief Executive Officer of the Corporation; (v) in coordination with the Chairman and the Corporate Governance and Nominating Committee, assess annually the overall committee structure of the Board of Directors and the organization (including the committee charters), composition and performance of each committee, with the Lead Director being an non-voting ex-officio member of each standing committee of the Board of Directors; and (vi) oversee the Board of Director's shareholder communication policies and procedures, including, under appropriate circumstances, meeting with shareholders wishing to communicate with the Board of Directors other than through the Chairman. In addition to such specific duties, the Lead Director shall have such powers and responsibilities as determined from time to time by the Board of Directors. Finally, the Lead Director shall generally familiarize himself or herself with the Corporation, its business and the competitive factors within its industry, as well as with the elements of effective corporate governance.

3.09 Regular Meetings. Regular meetings of the Board of Directors shall be held at such places and at such times as may be designated or determined from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

3.10 Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the President or by any member of the Board of Directors. Notice of such special meetings may be by First Class mail or by any form of electronic transmission permitted under Texas law (upon consent of the director receiving the notice by electronic transmission) and should set forth the time, place and purpose of the special meeting. Such notice shall be sent to each director at least 24 hours before the meeting, provided that in the case of personal contact or by telephone, the special meeting may be called on 12 hours’ notice.

3.11 Quorum of Directors. At all meetings of the Board of Directors a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.12 Presumption of Assent. A director who is present at any meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

3.13 Committees. The Board of Directors may from time to time designate members of the Board of Directors to constitute committees, which shall in each case consist of such number of directors and shall have and may exercise such power as the Board may determine and specify in the respective resolutions appointing them, subject to restrictions set forth under Texas law. The Board of Directors may also dissolve any committee so constituted. A majority of all the members of any such committee may determine its action and fix the time and place of its meeting, unless the Board of Directors shall otherwise provide. The Board of Directors may remove a member of a committee appointed by the Board if the Board determines the removal is in the best interests of the Corporation; provided that the removal of a committee member shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of a committee member shall not of itself create contract rights.

3.14 Compensation. Directors shall receive such compensation for their services as directors as may be determined by resolution of the Board of Directors. The receipt of such compensation shall not preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore.

2.Ratification. Except as amended hereby, the Bylaws of the Corporation are hereby ratified and confirmed to the fullest extent permitted by Texas law and shall remain in full force and effect, as amended hereby.